Exhibit 10.1

October 15, 2020

Ellen R. Alemany
CIT
11 W. 42nd Street
New York, New York 10036

Dear Ellen:

As you know, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) entered into as of October 15, 2020 by and among CIT Group Inc. (“CIT”), First Citizens BancShares, Inc. (“BancShares”), First-Citizens Bank & Trust Company (“FCB”), and FC Merger Subsidiary IX, Inc. (“Merger Sub”), Merger Sub will merge with and into CIT (the “Merger”) so that CIT is the surviving entity in the Merger effective as of the Effective Time (as defined in the Merger Agreement), and, as soon as reasonably practicable following the Effective Time, BancShares shall cause CIT to be merged with and into FCB in accordance with the Merger Agreement (collectively with the Merger, the “Closing”).
In recognition of your service to CIT as Chief Executive Officer, and your knowledge, skills and value to BancShares going forward and your agreement to certain restrictive covenants, BancShares desires that you continue employment with FCB (a wholly-owned subsidiary of BancShares) following the Closing. FCB wishes to offer you an opportunity to be paid a guaranteed annual bonus and a retention bonus as an incentive to remain employed by FCB for a period of time following the Closing, desires to offer you certain post-employment payments under certain conditions as provided herein, and desires that you agree to certain restrictive covenants in exchange for valuable consideration to protect FCB’s legitimate commercial interests.

In consideration of the mutual agreements set forth in this letter agreement (this “Letter Agreement”), and for good and valuable consideration, the receipt and sufficiency of which you acknowledge, you and FCB agree as follows. Subject to the terms and conditions below, this Letter Agreement will be effective as of the Closing. This Letter Agreement will be of no force and effect if the Merger is not consummated and the Closing does not occur.
Term/Termination. You will be employed by FCB for a term of two (2) years immediately following the Closing (the “Term”). Your employment with FCB may be terminated any time during the Term: (i) by FCB for Cause or Special Cause (each as defined in Appendix A); (ii) by you at any time upon giving FCB sixty (60) days prior written notice; (iii) by you for Good Reason (as defined in Appendix A); (iv) upon your Disability (as defined in Appendix A); or (v) upon your death. For the avoidance of doubt, your employment with FCB may not be terminated by FCB during the Term other than for Cause or Special Cause.
Positions, Reporting and Work Location. Except as provided below, as of the Closing and during the Term, you will serve as Vice Chairwoman of FCB, report to the Chairman of the Board and Chief Executive Officer of FCB, and serve on the Boards of Directors of FCB and BancShares (collectively, the “Boards”). Your duties shall include helping to ensure a smooth transition and integration of the businesses and assisting with talent and client relations. You will not be entitled to any compensation in addition to the compensation set forth below for your service on the Boards. In the event that your employment terminates for any reason during the Term, you agree that you will resign from the Boards. FCB may remove you as Vice Chairwoman at any time during the Term after the date that is six (6) months following Closing by mutual agreement between you and the Chief Executive Officer that the successful integration of FCB and CIT is sufficiently assured, such that it is no longer necessary for you to serve as Vice Chairwoman, in which case you agree that you will resign from the Boards, provided that you will continue to be employed by FCB through the Term as a Special Advisor to the Chairman of the Board and Chief Executive Officer providing general advisory services as may be requested from time to time by the Chairman of the Board and Chief Executive Officer. During the Term, you may work from the office location of your choosing, provided that you agree to travel as reasonably requested by FCB.
Annual Base Salary and Annual Bonus. Your annualized base salary (“Annual Base Salary”) will be $1,000,000.00 (less applicable taxes and withholdings), payable according to FCB’s payroll schedule (or the payroll schedule of an affiliate of FCB, as applicable) as it exists from time to time. Additionally, you will receive a guaranteed annual bonus (“Annual Bonus”) of $6,850,000.00 (less applicable taxes and withholdings) at the conclusion of each twelve (12)-month period during the Term, provided that you remain in continuous employment with FCB up to and including the first and second anniversaries of the Closing, respectively. If your employment with FCB terminates during the Term by you without Good Reason or by FCB for Cause or Special Cause, the Annual Base Salary and Annual Bonus and other benefits outlined in this Letter Agreement will cease to be in effect as of your last day of employment, except with respect to any payments or benefits that were vested on your last day of employment pursuant to the terms of the FCB employee benefit plans in which you participated, including any CIT plans maintained by FCB (other than the CIT Employee Severance Plan, as stated below). If your employment terminates during the Term for any other reason, your right to the Annual Base Salary and Annual Bonus shall not be affected. For the avoidance of doubt, the Annual Bonus is intended to take the place of your participation in FCB’s Long Term Incentive Plan, and you will not be entitled to participate in that plan.
Retention Bonus. Subject to the terms of this Letter Agreement, you will receive a retention bonus of $13,000,000.00 (the “Retention Bonus”), payable in a lump sum following the second anniversary of the Closing, except as provided in the immediately following sentence. You must be employed by FCB until the second anniversary of the Closing to receive the Retention Bonus; provided, however, that if FCB terminates your employment during the Term without Special Cause (as defined below) or your employment terminates upon your Disability (as defined below) or death, or you terminate your employment during the Term for Good Reason (as defined below), the Retention Bonus will become due and payable in accordance with this Letter Agreement. In all cases, payment of the Retention Bonus will be contingent upon your (or, in the case of your death, your estate’s) execution and non-revocation of a release substantially in the form of the release attached hereto as Exhibit B (the “Release”), which must be signed by you (or your estate) and returned to FCB within forty-five (45) days of your date of termination and become effective in accordance with its terms. The Retention Bonus will be paid to you (or your estate) within thirty (30) days after the Release becomes effective unless the 45-day period for your review and execution of the Release spans two calendar years, in which case you will be paid in the later calendar year.
You acknowledge and agree that the Retention Bonus will be paid in lieu of any amounts that you would have been entitled to receive upon any qualifying termination of employment under the CIT Employee Severance Plan (as amended at any time, including by that certain letter agreement between you and CIT dated as of October 15, 2020), that certain Offer Letter entered into by and between you and CIT effective as of November 1, 2015 (the “Offer Letter”), and any other severance plans or programs of CIT or FCB, and you hereby expressly waive all rights to any payments and/or benefits under the CIT

Employee Severance Plan (as amended), the Offer Letter, and any other such plans or programs. For the avoidance of doubt, you will not be eligible for, and will not receive, any payments or benefits under any otherwise applicable severance plans or programs of FCB.
Employee Benefits. You will be eligible for retirement and welfare benefits as promised under the Merger Agreement to Continuing Employees (as defined in the Merger Agreement), as well as paid vacation, holidays and personal days in accordance with applicable FCB plans and policies, which may be amended from time to time. During the Term, FCB also will employ an executive assistant to provide services to you, provide you with a car and driver to facilitate your business-related travel on an as-needed basis, and allow you to use FCB’s corporate aircraft for business-related travel; provided, however, that if FCB no longer owns the aircraft or the aircraft is in use or otherwise unavailable at a time when you desire to use it for travel, FCB will provide first-class business air travel arrangements for your business-related travel. During the Term, you will be allowed to continue to use the office location at which you worked prior to Closing; provided, however, that if FCB ceases to maintain that office location, FCB will provide you a comparable location from which to work.
Treatment of Outstanding Awards. Your outstanding restricted stock unit awards and performance unit awards with respect to shares of CIT common stock (the “Outstanding Awards”) will be assumed as provided in the Merger Agreement and continue to vest over time, provided, however, that if you experience an Eligible Termination of Employment (as defined in Appendix A) or Retirement (as defined in an applicable award agreement) before your Outstanding Awards have vested in full, your Outstanding Awards will immediately vest in full as of the date of such termination and be settled within thirty (30) days thereof. You and FCB acknowledge and agree that your termination of employment at the end of the Term shall be treated as an Eligible Termination of Employment for purposes of all applicable award agreements.

Indemnification/D&O Insurance. You shall be indemnified and held harmless by FCB (and receive advancement of expenses) to the maximum extent permitted under applicable law and FCB’s bylaws. FCB shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to you on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of FCB as of immediately prior to Closing. Your rights under this paragraph are in addition to, and do not in any way limit, your rights under Section 6.7 of the Merger Agreement.

Restrictive Covenant Agreement. Your employment by FCB is contingent upon you executing the Non-Competition, Non-Solicitation, and Confidentiality Agreement attached hereto as Exhibit A, which shall survive the termination of your employment with FCB regardless of the reason for such termination.
Miscellaneous. FCB and you intend that the benefits and payments described in this Letter Agreement will comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended, and the regulations, guidance and other interpretative authority issued thereunder to the extent subject thereto (“Section 409A”), and that this Letter Agreement will be interpreted and construed consistent with that intent. You agree that FCB may delay any payment or portion thereof that may be due to you in accordance with the payment timing requirements of Section 409A (including any required delay until the earlier of (i) six months following your separation from service or (ii) your death for any payment that is deferred compensation and payable by reason of your separation from service).
For purposes of Section 409A, each payment made under this Letter Agreement will be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this Letter Agreement will be made or provided in accordance with Section 409A, including, where applicable, the requirement that (1) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Letter Agreement), (2) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (3) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (4) the right to reimbursement is not subject to liquidation or exchange for another benefit.
As part of your employment with FCB, you agree to abide by all of FCB’s policies and procedures as they presently exist, and as they are amended from time to time.
FCB’s obligations to make the payments provided for in this Letter Agreement and otherwise to perform its obligations hereunder will not be affected by any set-offs, counterclaims, recoupment, defense, or other claim, right or action that FCB may have against you or others. After termination of your employment, in no event will you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Letter Agreement and such amounts will not be reduced whether or not you obtain other employment.
This Letter Agreement, Section 6 (280G Better Off Cutback) of the letter agreement between you and CIT dated as of October 15, 2020 (of which only Section 6 shall survive), Appendix A and the Non-Competition, Non-Solicitation and Confidentiality Agreement annexed hereto together set forth the full and complete agreement regarding the terms of your employment with FCB and supersede any and all prior oral or written communications and agreements. To the extent there is any inconsistency between this Letter Agreement and any applicable plans, this Letter Agreement will govern.
This Letter Agreement and your employment relationship with FCB shall be governed by the laws of the State of North Carolina. Any and all claims, controversies, and causes of action arising out of or relating to this Letter Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the State of North Carolina, including its statutes of limitations, without giving effect to any conflict-of-laws or other rule that would result in the application of the laws of a different jurisdiction.
The terms, provisions, covenants and agreements contained in this Letter Agreement shall apply to, be binding upon, and inure to the benefit of FCB’s successors and assigns. You may not assign this Letter Agreement, provided that upon your death or disability this Letter Agreement shall inure to the benefit of your estate, trustees, guardians and/or beneficiaries, as applicable.

[signature page follows]

Your signature below indicates that you understand and agree to the terms set forth in this Letter Agreement.
Sincerely,

/s/ Craig L. Nix
Craig L. Nix
Chief Financial Officer

I HAVE READ AND UNDERSTAND THE FOREGOING LETTER AGREEMENT AND AGREE TO ACCEPT EMPLOYMENT ON THESE TERMS.

/s/ Ellen Alemany	10/15/2020
Ellen Alemany	Date

[Signature Page to Employment Letter Agreement (Ellen Alemany)]
Appendix A
The following definitions shall be incorporated by reference in the Letter Agreement:
“Eligible Termination of Employment” means FCB’s termination of your employment during the Term without Special Cause (as defined below) or upon your Disability (as defined below) or death, or your termination of your employment during the Term for Good Reason (as defined below).
“Good Reason” means, without your prior written consent, FCB’s breach of its obligations to you under the terms of this Letter Agreement; provided, however, that Good Reason shall not exist unless (a) you have provided FCB with written notice specifying in detail the alleged condition of Good Reason within thirty (30) days of the existence of such condition; and (b) FCB has failed to cure such alleged condition within thirty (30) days following its receipt of such written notice.
“Special Cause” means (i) your conviction of a felony involving moral turpitude committed at any time in connection with your services to CIT or FCB, or (ii) your willful misconduct at any time in connection with your services to CIT or FCB that is materially and demonstrably economically injurious to FCB. For purposes of this definition, no act or failure to act shall be deemed to be “willful” (A) unless such act is done or omitted to be done in bad faith or (B) if such act is done or omitted to be done based on the direction of the Board, the Chief Executive Officer or on advice of counsel to FCB. A termination for Special Cause shall not occur unless (a) FCB has provided you written notice specifying in detail the alleged condition of Special Cause within ninety (90) days of the FCB’s knowledge of such condition; and (b) if curable, you have failed to cure such alleged condition within ten (10) days following your receipt of such written notice. In addition, and for the avoidance of doubt, in order for any recoupment or similar policy of FCB to be applicable to you, any failure to comply with, or violation of, FCB’s policies or wrongdoing must be willful and material.
“Cause” means (i) the commission of a misdemeanor involving moral turpitude or a felony; (ii) your acts or omissions that cause or may reasonably be expected to cause material injury to FCB or its affiliates, vendors, customers, or business partners or is intended to result in personal gain; (iii) your substantial and continuing refusal to perform your assigned job responsibilities as Vice Chairwoman (other than by reason of your physical or mental incapacity) after having been put on notice of the deficiency(ies) and given a reasonable time to cure; (iv) your willful failure to comply with, or willful violation of, the material provisions of FCB’s Code of Ethics; (v) your acts or omissions, whether or not performed in the workplace, which preclude your employment by FCB by virtue of Section 19 of the Federal Deposit Insurance Act; or (vi) your violation of any federal or state securities or banking laws or regulations or the rules and regulations of any securities exchange or association of which you or FCB is a member. A termination for Cause shall not occur unless (a) FCB has provided you written notice specifying in detail the alleged condition of Cause within ninety (90) days of the FCB’s knowledge of such condition; and (b) if curable, you have failed to cure such alleged condition within ten (10) days following your receipt of such written notice. In addition, and for the avoidance of doubt, in order for any recoupment or similar policy of FCB to be applicable to you, any failure to comply with, or violation of, FCB’s policies or wrongdoing must be willful and material.
“Disability” means your physical or mental inability to substantially perform your duties and responsibilities under this Letter Agreement, with or without reasonable accommodation, for a period of ninety (90) days, whether or not consecutive, during any 365-day period, as determined in FCB’s reasonable discretion.

Exhibit A

NON-COMPETITION, NON-SOLICITATION
AND CONFIDENTIALITY AGREEMENT

This Non-Competition, Non-Solicitation and Confidentiality Agreement (“Agreement”) is entered into between ELLEN R. ALEMANY (“Employee”) and First-Citizens Bank & Trust Company (“FCB”), including its parent entities, subsidiaries and affiliates (and its or their successors and assigns) (collectively, “FCB”).
Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) entered into as of [date] by and among CIT Group Inc. (“CIT”), First Citizens BancShares, Inc. (“BancShares”), First-

Citizens Bank & Trust Company (“FCB”), and FC Merger Subsidiary IX, Inc. (“Merger Sub”), Merger Sub will merge with and into CIT (the “Merger”) so that CIT is the surviving entity in the Merger effective as of the Effective Time (as defined in the Merger Agreement), and, as soon as reasonably practicable following the Effective Time, BancShares shall cause CIT to be merged with and into FCB in accordance with the Merger Agreement (collectively with the Merger, the “Closing”).
Employee has served as Chief Executive Officer of CIT and in recognition of Employee’s service to CIT as Chief Executive Officer, and Employee’s knowledge, skills and value to BancShares going forward, BancShares desires that Employee continue employment with FCB (a wholly-owned subsidiary of BancShares) following the Closing. In exchange for the opportunity to continue employment with FCB and the other consideration set forth in Section 3 below, the receipt and sufficiency of which Employee hereby acknowledges, Employee agrees as follows:

1.    Nature of FCB’s Business. FCB provides consumer, business, commercial and institutional banking services as well as wealth management and insurance services to a wide variety of industries and customers throughout the United States of America and elsewhere.
2.    Access to Confidential Information. Employee understands and agrees that FCB’s business depends on the preservation of its (i) Confidential Information (as defined in Section 4(b) below); (ii) relationships with customers, clients and borrowers (which shall include any individual or entity who obtains or requests a financial product, program or service from FCB) (collectively “Client” or “Clients”); and (iii) personnel. Employee acknowledges that Employee has been or will be employed by FCB as part of its senior executive team and has had or will have access to Confidential Information and a range of existing and prospective Client relationships and opportunities on a both a national and global level and will benefit from compensation and benefit opportunities provided by FCB.
3.    Consideration. In consideration of: (i) Employee’s employment with FCB, (ii) Employee’s eligibility for Guaranteed Annual Bonus payments during her employment and a Retention Bonus, (iii) Employee’s eligibility for certain post-employment payments under certain circumstances, (iv) Employee’s access to Confidential Information and existing and prospective Client relationships, (v) other compensation and employment benefits and opportunities offered by FCB, (vi) FCB’s agreement to assume and permit continued vesting of Employee’s outstanding restricted stock unit and performance unit awards with respect to shares of CIT common stock and eligibility for accelerated vesting, (vii) the mutual covenants and agreements contained herein, and/or (viii) other good and valuable consideration, Employee promises to abide by the obligations set forth in this Agreement.
4.    Confidential Information.
(a)    Protection of Confidential Information. In the course of employment, Employee will be provided access to and/or develop valuable Confidential Information owned by FCB as well as Confidential Information owned by FCB’s Clients, licensors, vendors, suppliers, franchisors, referral sources, or other business partners or third parties (collectively “Third Party” or “Third Parties”). Employee agrees at all times during the term of employment and thereafter to hold in strict confidence Confidential Information owned by FCB and/or any Third Party. Employee further agrees not to access, copy, disclose, distribute, misappropriate, remove, store, transmit or use, directly or indirectly, in whole or in part, any Confidential Information owned by FCB or any Third Party except as (i) necessary in the ordinary course of the Employee’s duties for FCB; (ii) required by applicable law or legal process; or (iii) authorized in writing by the Chief Executive Officer of FCB. During and after employment with FCB, Employee will take all reasonable measures to protect Confidential Information owned by FCB or any Third Party from any unauthorized use or disclosure.
(b)    Definition of Confidential Information. Employee agrees that “Confidential Information” means both tangible and intangible information owned by FCB or a Third Party which is in print, audio, visual, digital, electronically-stored or any other form that (i) has been developed or acquired by FCB; (ii) constitutes a trade secret or is proprietary in nature; (iii) is not otherwise known publicly or to FCB’s competitors; and (iv) is kept confidential by FCB. Confidential Information includes, but is not limited to:
(i)    Board of Director presentations and materials; business, financial, advertising or marketing opportunities, proposals, presentations, plans, budgets, strategies or methods; financial information including forecasts/projections, budgets, data, financial statements and tax returns; financial management and accounting policies and procedures; risk, credit and pricing policies, procedures and terms; prices and rates; profit margins; secondary marketing and hedging models; loan, lease and other financial program applications and supporting documents and information; operations and procedure manuals, materials, policies and memoranda; software programs; source code; data models; production reports; security and proprietary technology; analyses; research and developments; know how; methodologies; designs; inventions; innovations; processes; patents; and other business, financial or technical information, improvements, ideas and concepts, whether or not patentable or whether or not copyrightable;
(ii)    information regarding prospective, existing or former Clients or other Third Parties, including:
a.    the identities and contact information of the Third Parties and/or their key decision makers; Third Party financial and account information, credit worthiness, business plans, forecasts/projections, financial statements, tax returns, trade secrets/patents and potential transactions; FCB’s analysis of such Third Parties; the particular needs and/or preferences of Third Parties and FCB’s strategies for satisfying those needs and preferences; the existence and terms of any agreements, contracts or programs with Third Parties;
b.    the name, address, email address, telephone number, Social Security number, driver’s license number, employer, place of employment, mother’s maiden name, wage information, income, account number, loan number, account balance, and payment history, transaction or loss history, overdraft history, credit card numbers, debit or ATM card numbers, personal identification number, password, credit history and credit score, information obtained from a consumer or commercial credit reporting agency, information regarding transactions and experiences and creditworthiness, financial transaction data or other data which can be reasonably linked to such information; and
c.    any other information relating to Third Parties.
(iii)    information regarding former, existing or potential loans, leases or other financial products or programs, including revenues, costs and profitability;
(iv)    information regarding proprietary integrated distribution networks and technology platforms, including any customizations or improvements made to commercially available hardware or software products, and any networks and technology platforms developed for any franchise financing programs or other lending programs or finance and lease products, including network architecture and software code;
(v)    information regarding employees, directors, officers, agents, independent contractors, consultants and/or other forms of contingent workers, including their skills and abilities, assignments, and performance (other than information involving wages, benefits, other terms and conditions of employment or protected concerted activity);
(vi)    information regarding, or used in, employee training;

(vii)    information regarding past, present or potential mergers, acquisitions, divestitures and other transactions, whether or not the transaction was completed;
(viii)    information regarding FCB stock or assets;
(ix)    information which may be available from public sources but which has been compiled through time and effort and is not available in such compiled form; and
(x)    information marked “Internal Use Only,” “Confidential,” “Restricted,” or other similar classification.
(c)    Questions regarding Confidential Information. The foregoing are only examples of FCB’s Confidential Information. If Employee is uncertain as to whether any particular information or material constitutes Confidential Information, Employee shall ask Employee’s manager or, if Employee is no longer employed by FCB, FCB’s General Counsel, prior to use or disclosure.
(d)    Continuing Obligations with respect to Confidential Information. Confidential information includes such information disclosed to Employee prior to or after the execution of this Agreement, and shall continue until a specific item of Confidential Information either becomes public knowledge or independently comes into the possession of Employee in a lawful manner unrelated to Employee’s employment with FCB. Employee agrees that Confidential Information does not cease to be confidential if disclosed to a Third Party or other person or entity through any confidentiality agreement or similar protection, as long as the information is not voluntarily made public by FCB. Further, at all times during employment, Employee shall promptly advise FCB’s Legal Department of any known or suspected unauthorized (intentional or unintentional) use or disclosure of FCB’s Confidential Information.
(e)    Former Employer Information. Employee agrees that Employee will not, during Employee’s employment with FCB, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that Employee will not bring onto the premises of FCB any unpublished or published documents containing confidential or proprietary information belonging to any such employer, person, or entity unless consented to in writing by such employer, person, or entity.
(f)    National Labor Relations Act Exclusion. Nothing contained in this Agreement is intended to prohibit communications regarding wages, benefits, or other terms and conditions of employment, or that otherwise are legally protected under the National Labor Relations Act (if and only to the extent applicable), or under any applicable federal, state or local law.
(g)    Whistleblower Protections. Nothing in this Agreement prohibits or restricts Employee from: (i) filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, the Department of Justice, or any other federal, state or local governmental agency or commission (“Government Agency”); (ii) communicating with any Government Agency or otherwise participating in any investigation or proceeding that may be conducted by any Government Agency with respect to a potential violation of law or regulation, including providing documents or other information, without notice to FCB; or (iii) receiving an award from a government-administered whistleblower award program for providing information to a Government Agency.

(h)     NOTICE PURSUANT TO THE DEFEND TRADE SECRETS ACT OF 2016. Notwithstanding the terms of this Section 4, Employee acknowledges that Employee has hereby been notified that Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret where the disclosure is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Furthermore, Employee understands that if Employee files a lawsuit alleging that Employee was subjected to retaliation by an employer for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order. Notwithstanding the foregoing, Employee expressly agrees to honor the confidentiality obligations in this Agreement and will share Confidential Information with Employee’s attorney or with a government official or agency only in accordance with this Section. Nothing in this Agreement shall be construed to permit or condone unlawful conduct including, but not limited to, the theft or misappropriation of FCB property, trade secrets or information.
5.    Inventions and Other Developments. With regard to any and all inventions or developments that relate to FCB’s business, involve the use of FCB information or property, or that Employee develops or acquires within the scope of Employee’s employment by FCB (“Developments”):
(a)     All Developments and related records or information in any form shall become and remain the exclusive property of FCB and, to the extent Employee has any rights thereto, Employee hereby assigns all such rights, title, and interest to FCB, except as provided in the state notices set forth in the Invention Notice Schedule attached as Schedule 1 to this Agreement, which, if applicable, Employee acknowledges having read and received. All copyrightable Developments shall be deemed “works made for hire” under the U.S. Copyright Act for FCB’s benefit.
(b)    Upon request, Employee, whether during or after Employee’s employment by FCB, shall execute, acknowledge and deliver to FCB all assignments and other documents which FCB deems necessary to: (a) vest FCB with full and exclusive right, title, and interest to the Developments, and (b) enable FCB to file and prosecute an application for, or acquire, maintain or enforce, all letters of patent, mask work, trademark registrations (including domain names), and copyrights covering the Developments.
(c)    If FCB is unable for any reason to secure Employee’s signature to apply for or to pursue an application for registration or other protection of any Developments and intellectual property rights assigned to FCB, then Employee hereby irrevocably designates and appoints FCB and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and on Employee’s behalf to execute and file any such applications, to do all other lawfully permitted acts to further the prosecution and issuance of letters of patent, mask work, trademark registrations (including domain names) and copyrights and any acts necessary to obtain and enforce the full benefits, enjoyment, rights and title, with the same legal force and effect as if executed by Employee. Employee hereby waives and quitclaims to FCB any and all claims, of any nature whatsoever, which Employee now has or may hereafter have for infringement of any patents, mask works, trademark registrations (including domain names) and copyrights resulting from any such application for letters of patent, mask work, trademark registrations (including domain names) and copyright registrations assigned hereunder to FCB.
6.    Prior Inventions and Other Developments. Employee represents that there are no inventions or developments, whether or not patented, copyrighted or trademarked, which Employee conceived or created solely or jointly prior to employment with FCB and which Employee intends to exclude from this Agreement, except as appended hereto.
7.    Exit Interview. Employee shall, if requested, participate in an exit interview, identify future business or employment plans, describe the nature of those plans, and reaffirm in writing Employee’s obligations set forth in this Agreement.
8.    Notice of New Employment or Business. For two (2) years after employment with FCB, Employee shall (i) promptly notify FCB in writing of any new employment or business engagement,

including the name and address of the entity and the nature of Employee’s new duties; (ii) promptly notify all recruiters, employment agencies, employment consultants, prospective employers and/or prospective business partners of Employee’s restrictions under this Agreement; and (iii) permit FCB to notify any person, with whom Employee enters into an employment or other relevant business relationship, of Employee’s obligations under this Agreement.
9.    Non-Competition. During employment with FCB and for two (2) years thereafter, Employee shall not, without FCB’s prior written consent, compete with FCB by engaging, in a competitive capacity, on employee’s own or on another’s behalf, in any Competing Business whether as an employee, employer, director, officer, owner, stockholder, partner, member, joint venturer, independent contractor, consultant, or other contingent worker. The geographic reach of this non-competition restriction shall be the United States and any other country in which FCB conducts business during Employee’s employment and Employee acknowledges and agrees that Employee’s work is international in scope. For purposes of this Agreement,
(a)    “Competing Business” is any person or entity that competes with FCB in the sale, origination, marketing, production, distribution, research or development of Competing Products in the same markets; and
(b)    “Competing Products” are any products or services in existence or under development that compete with any products or services of FCB about which Employee obtained Confidential Information or for which Employee provided advisory services or had sales, origination, marketing, production, distribution, risk, credit, finance, technology, research, development, strategic or other job-related responsibilities in the last twenty-four (24) months of employment with FCB.
Notwithstanding the foregoing, it shall not be a violation of this Agreement for Employee to provide services as a non-employee director (including serving on related committees) or advisor (1) to any person or entity or affiliated group of persons or entities that engage in Competing Businesses so long as such Competing Businesses do not constitute more than 25 percent of the revenue of such person or entity or affiliated group of persons or entities or (2) to a financial institution with assets in excess of $600 billion.
10.    Non-Solicitation of Customers and Clients. During employment with FCB and for two (2) years thereafter, Employee shall not, on Employee’s own or on another’s behalf (whether as an employee, employer, director, officer, owner, stockholder, partner, member, joint venturer, independent contractor, consultant, or other contingent worker): (i) solicit for any Competing Business any Client of FCB or any specifically identified prospective Client of FCB; (ii) utilize any of FCB’s Confidential Information to solicit, take away or divert business from, and/or influence or attempt to influence, any Client of FCB or any specifically identified prospective Client of FCB; or (iii) cause or attempt to cause a Client of FCB or any specifically identified prospective Client of FCB to terminate or diminish its business with FCB. These restrictions shall apply only to Clients of FCB or specifically identified prospective Clients of FCB whom, in Employee’s last twenty-four (24) months of employment with FCB, Employee (i) solicited or interacted with on behalf of FCB, (ii) maintained a business relationship for FCB, or (iii) obtained Confidential Information about on behalf of FCB.
11.    Non-Inducement of Employees. During employment with FCB and for two (2) years thereafter, Employee shall not, directly or through the direction, control or actions of others: (i) solicit, recruit, induce or otherwise encourage FCB employees to end their employment with FCB or become employed with or otherwise engaged by any person or entity other than FCB; (ii) take any action to assist any subsequent employer or any other person or entity in soliciting or inducing any FCB employee to end their employment with FCB or become employed with or otherwise engaged by any person or entity other than FCB; or (iii) hire or retain (as an employee, independent consultant/contractor or other contingent worker) any person who was employed with FCB within the preceding six (6) months. Notwithstanding the foregoing, it shall not be a violation of this Agreement for Employee (a) to solicit or hire employees by virtue of a generalized solicitation in print, electronic or other media so long as such solicitation is not targeted at employees of FCB and (b) to hire her personal assistant.
12.    Minimum Restriction Necessary; Severability. The parties hereto intend to restrict the activities of Employee only to the extent necessary for the protection of FCB’s legitimate business interests. If a court of competent jurisdiction should determine that any of the geographic, durational or other provisions of this Agreement are unenforceable because of the scope of such provision, the parties desire that such court modify by “blue-pencilling” or rewriting such provisions in a manner to render them enforceable to the fullest extent provided under applicable law, and such provisions, as modified, shall be fully enforceable as though set forth herein. Any such modification shall not affect the other provisions or clauses of this Agreement in any respect. The invalidity or unenforceability of any provision or clause of this Agreement shall not affect the continued validity or enforceability of any other provisions or clauses hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision or clause were omitted.
13.    Extended Duration for Violations and During Lawsuit. Employee agrees that the duration of the non-competition, non-solicitation and non-inducement obligations set forth in Sections 9-11 of this Agreement (the “Restrictions”) shall be extended by, and their expirations tolled during, the period of time in which Employee is in breach of those Restrictions. Employee further agrees that the duration of the Restrictions in this Agreement shall be extended and their expirations tolled upon the filing of any lawsuit challenging the validity or enforceability of the Agreement until the lawsuit is finally resolved and all rights of appeal have expired. Asserting any claims against FCB will not relieve Employee of the Restrictions or constitute a defense to enforcement of this Agreement, unless otherwise provided by law. The purpose of this section is to ensure that FCB receives the full two (2) years of protection from unfair competition upon which FCB has relied in entering into this Agreement and that Employee does not benefit from any breach or challenge.
14.    Notification to New Employer. Employee acknowledges and consents that if Employee leaves FCB’s employment and is employed by a new employer, FCB may notify any such new employer of Employee’s obligations under this Agreement, and that such notification will not be deemed a tortious interference with Employee’s new employment.
15.    Company’s Remedies. The parties agree that the services to be rendered by Employee are special and unique in nature, as well as international in scope and responsibility. Employee hereby acknowledges and agrees that: (i) any breach or violation of this Agreement would result in irreparable injury to FCB; and (ii) the enforcement of a remedy by way of injunction would not prevent Employee from earning a living. Employee further acknowledges and agrees that Employee’s breach of any of the Restrictions will not be adequately compensated by monetary damages alone and that, in the event of a breach, FCB shall be entitled to: (i) preliminary and permanent injunctive relief in addition to any other legal or equitable remedies available to FCB; (ii) an equitable accounting of all profits or benefits arising out of such violation or breach; and (iii) direct, incidental, and consequential damages to FCB arising from the violation or breach. These rights and remedies shall be cumulative and in addition to any and all other rights and remedies to which FCB may be entitled. If Employee is found to have breached this Agreement or FCB is successful in obtaining a court order prohibiting Employee from violating this Agreement, FCB will be entitled to collect from Employee its damages and reasonable attorneys’ fees incurred by FCB in seeking to enforce this Agreement.
16.    Scope of Restrictions. Employee acknowledges and agrees that the Restrictions and other obligations placed on Employee in this Agreement are reasonable and necessary to protect and preserve FCB’s legitimate business interests.
17.    Choice of Law. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina, without reference to principles of conflict of laws. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the State of North Carolina, including its statutes of limitations, without giving effect to any conflict-of-laws or other rule that would result in the application of the laws of a different jurisdiction.
18.    General Terms. This Agreement shall not supersede, replace or diminish Employee’s common law obligations to FCB as Employee’s current or former employer. Employee acknowledges and agrees that (1) this Agreement supersedes and replaces all other restrictive covenants to which Employee may otherwise be subject including any restrictions in that CIT Non-Competition, Non-Solicitation, Non-Disparagement and Confidentiality Agreement entered into by and between Employee and CIT Group Inc. on or about October 26, 2015, and in any prior or other document or agreement between Employee and FCB regarding confidentiality, confidential and/or proprietary information, return of property, non-competition, non-solicitation or piracy of customers or Clients of FCB or prospective customers or Clients of FCB, and/or solicitation/non-inducement or hiring of employees of FCB, inventions, developments or works made for hire or other similar provisions (collectively, the “Existing Restrictions”), and (2) the covenants set forth in this Agreement shall be the sole restrictive covenants applicable to Employee with respect to her relationship with FCB and its affiliates. Employee’s obligations under this Agreement shall survive separation of Employee’s employment with FCB for any reason and, shall likewise survive any changes in the terms and conditions of Employee’s employment. This Agreement will inure to the benefit of FCB, its successors and assigns without Employee’s further approval or consent. However, Employee may not assign this Agreement or delegate any responsibilities thereunder. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. No waiver of any rights under this Agreement shall be effective unless expressed in writing by the party to be charged. The waiver by FCB of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Except as expressly permitted herein, this Agreement may be amended or modified only by a written agreement executed by the Employee and a duly authorized representative of FCB or FCB’s successor. Except as set forth above in this Section 18, this Agreement supersedes all prior agreements, promises, and representations, whether oral or written, express or implied, only to the extent they contradict or conflict with the provisions hereof and provided this Agreement is deemed enforceable. This Agreement shall be construed in accordance with the intent of the parties, as expressed herein, and not strictly for or against either party.
EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN GIVEN A REASONABLE PERIOD OF TIME TO CONSIDER IT, HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL TO THE EXTENT EMPLOYEE WISHES TO DO SO, AND IS SATISFIED THAT EMPLOYEE UNDERSTANDS IT COMPLETELY.
FIRST-CITIZENS BANK & TRUST COMPANY

By:
Name:
Title:

Dated:

ELLEN R. ALEMANY:

Print Name:
Dated:

Schedule 1

Invention Notice Schedule

If Employee lives in one of the states listed below, the notice for such state will apply to Section 5 of the Non-Competition, Non-Solicitation and Confidentiality Agreement, and Employee acknowledges that Employee has read and received such notice:

California
The following notice applies to employees who live in the State of California:
In accordance with California law, this Agreement does not apply to inventions that I developed entirely on my own time without using FCB’s equipment, supplies, facilities or trade secret information, except for those inventions that either: (a) relate, at the time of conception or reduction to practice of the invention, to FCB’s business, or actual or demonstrably anticipated research or development of FCB; or (b) result from any work performed by me for FCB.

Illinois
The following notice applies to employees who live in the State of Illinois:
In accordance with Illinois law, this Agreement does not apply to, and I have no obligation to assign to FCB, an invention for which no equipment, supplies, facility, or trade secret information of FCB was used and which was developed entirely on my own time, unless (a) the invention relates (i) to the business of FCB, or (ii) to FCB’s actual or demonstrably anticipated research and development, or (b) the invention results from any work performed by me for FCB.

Kansas
The following notice applies to employees who live in the State of Kansas:
In accordance with Kansas law, this Agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of FCB was used and which was developed entirely on my own time, unless: (a) the invention relates directly to the business of FCB or to FCB’s actual or demonstrably anticipated research or development; or (b) the invention results from any work performed by me for FCB.

Minnesota
The following notice applies to employees who live in the State of Minnesota:
In accordance with Minnesota law, this Agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of FCB was used and which was developed entirely on my own time, and (a) which does not relate (i) directly to the business of FCB or (ii) to FCB’s actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by me for FCB.

North Carolina
The following notice applies to employees who live in the State of North Carolina:

In accordance with North Carolina law, this Agreement does not apply to an invention that I developed entirely on my own time without using FCB’s equipment, supplies, facility or trade secret information except for those inventions that (a) relate to FCB’s business or actual or demonstrably anticipated research or development, or (b) result from any work performed by me for FCB.

Utah
The following notice applies to employees who live in the State of Utah:
I acknowledge and agree that this Agreement is not an employment agreement under Utah law or otherwise. However, if and only to the extent this Agreement is deemed to be covered by the restrictions set forth in Utah Code Ann. § 34-39-3, this Agreement will not apply to an invention that is created by me entirely on my own time and is not an employment invention as defined in Utah Code Ann. § 34-39-2(1), except as permitted under Utah Code Ann. § 34-39-3.

Washington
The following notice applies to employees who live in the State of Washington:
In accordance with Washington law, this Agreement does not apply to, and I have no obligation to assign or offer to assign to FCB, any of my rights in an invention for which no equipment, supplies, facilities or trade secret information of FCB was used and which was developed entirely on my own time, unless (a) the invention relates (i) directly to the business of FCB or (ii) to FCB’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by me for FCB.

DRAFT – to be modified to include state-specific provisions as applicable

EXHIBIT B

FORM OF
RELEASE AGREEMENT

This RELEASE AGREEMENT (this “Agreement”) is made and entered into by Ellen R. Alemany (“Executive”) and First-Citizens Bank & Trust Company (“FCB”). Throughout the remainder of this Agreement, FCB and Executive may be collectively referred to as “the Parties” or individually as a “Party.”
Executive was employed by FCB pursuant to a letter agreement dated [date], 2020 (“Letter Agreement”). Executive’s entitlement to the Retention Bonus, as defined in the Letter Agreement, is contingent upon her (or her estate in the event of case of her death), signing and not revoking a release of all claims.

In consideration of the mutual agreements hereinafter set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive and FCB hereby agree as follows:
1. Termination. Executive’s employment with FCB terminated on [insert date of termination] by [insert description of nature of termination] (the “Termination Date”). Employee represents that she has been properly paid for all time worked and received all salary, wages, bonuses, payment for accrued but unused vacation or paid time off, expense reimbursements, and all other amounts of any kind due to her from FCB with the exception of her final paycheck which will be paid on the next regularly scheduled payroll date following the Termination Date, or earlier if required by applicable law, [any amounts and benefits due with respect to the Reserved Claims (a defined below),]1 and the benefits payable under this Agreement.

2. Consideration. In consideration of Executive’s executing and not revoking this Agreement, and subject to the terms and conditions of the Letter Agreement, FCB will pay Executive the Retention Bonus as defined in the Letter Agreement and in accordance with the terms and conditions of the Letter Agreement. Executive acknowledges that payment of the Retention Bonus is contingent upon her compliance with the terms of this Agreement.

3. Release of Claims. In consideration of the benefits conferred by this AGREEMENT, EXECUTIVE (ON BEHALF OF HERSELF, HER HEIRS, ASSIGNS, EXECUTORS AND OTHER REPRESENTATIVES) RELEASES FCB AND ITS PAST, PRESENT AND FUTURE PARENTS, SUBSIDIARIES, AFFILIATES, AND THEIR PREDECESSORS, SUCCESSORS, ASSIGNS, AND ITS PAST, PRESENT AND FUTURE OFFICERS, DIRECTORS, EXECUTIVES, OWNERS, INVESTORS, SHAREHOLDERS, ADMINISTRATORS, BUSINESS UNITS, EXECUTIVE BENEFIT PLANS (TOGETHER WITH ALL PLAN ADMINISTRATORS, TRUSTEES, FIDUCIARIES AND INSURERS), AND AGENTS (“RELEASEES”) FROM ALL CLAIMS AND WAIVES ALL RIGHTS, KNOWN OR UNKNOWN, SHE MAY HAVE OR CLAIM TO HAVE IN EACH CASE RELATING TO HER RELATIONSHIP WITH FCB, OR HER SEPARATION THEREFROM arising before the execution of this Agreement by Executive, including but not limited to claims: (i) for discrimination, harassment or retaliation arising under any federal, state or local laws, or the equivalent laws of an foreign country, prohibiting age (including but not limited to claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, and the
1To be revised based on facts and circumstances at time of execution.

Older Worker Benefit Protection Act of 1990 (“OWBPA”)) (the release of ADEA and OWBPA claims shall collectively be referred to herein as the “ADEA Release”), sex, sexual orientation, gender identity, transgender status, national origin, race, color, religion, disability, genetic information, veteran status or other protected class discrimination, harassment or retaliation; (ii) for compensation and/or benefits including but not limited to claims under the Fair Labor Standards Act of 1938 (FLSA), as amended, the Employee Retirement Income Security Act of 1974, as amended (ERISA), the Family and Medical Leave Act, as amended (FMLA), and similar federal, state, and local laws, or the applicable laws of any foreign country; (iii) under federal, state or local law, or the applicable laws of any foreign country, of any nature whatsoever, including but not limited to constitutional, statutory, contractual and common law; and (iv) for attorneys’ fees. Executive specifically waives her right to bring or participate in any class or collective action against FCB. Provided, however, that this release does not apply to claims by Executive: (aa) for workers’ compensation benefits or unemployment benefits filed with the applicable state agencies; (bb) for vested pension or retirement benefits including under FCB’s 401(k) or money purchase pension plan; (cc) to continuation coverage under COBRA, or equivalent applicable law; (dd) to rights that cannot lawfully be released by a private settlement agreement; (ee) to enforce, or for a breach of, this Agreement; (ff) to payment of salary and paid time off to the extent earned prior to Executive’s date of termination; (gg) to reimbursement of any medical expenses that Executive or her eligible dependents may have incurred, for which Executive has submitted or will submit a claim, and which is reimbursable under the terms of any applicable medical plan sponsored by the Company in which Executive and/or her dependents are enrolled; (hh) to reimbursement of business expenses in accordance with applicable Company policy; (ii) to vested equity compensation awards (including any such awards that vest by virtue of Executive’s termination of employment) and deferred compensation previously granted or deferred under an applicable Company plan which rights, following execution of this Agreement, will continue to be governed by and subject to the terms and conditions of the applicable plan; (jj) to seek or receive unemployment compensation benefits or other government mandated benefits; [or] (kk) to indemnification (and advancement of expenses) to the maximum extent permitted by law and provided in the Company’s and its affiliates’ by-laws and to directors and officers insurance coverage[; or (ii) amounts of Annual Base Salary and Annual Bonus due under the “Annual Base Salary and Annual Bonus” section of the Letter Agreement upon the termination of Executive’s employment for Good Reason or Disability (each as defined in the Letter Agreement) or death] (collectively, the “Reserved Claims”). For the purpose of implementing a full and complete release and discharge, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims which she does not know or suspect to exist in her favor at the time of execution hereof, and that this Agreement contemplated the extinguishment of any such claim or claims.
4.Covenant Not To Sue. In consideration of the benefits offered to Executive, Executive will not sue Releasees on any of the released claims or on any matters relating to her employment arising before the execution of this Agreement other than with respect to the Reserved Claims, including but not limited to claims under the ADEA, or join as a party with others who may sue Releasees or pursue legal relief for such claims or rights, or opt-in to an action brought by others asserting such claims. In the event that Executive is made a member of any class asserting such claims without her knowledge or consent, she shall opt-out of such action at the first opportunity; provided, however, this paragraph will not bar a challenge under the OWBPA to the enforceability of the waiver and the ADEA Release set forth in this Agreement, the Reserved Claims, or where otherwise prohibited by law. If Executive does not abide by this paragraph, then (i) she will return all monies received under this Agreement and indemnify Releasees for all expenses incurred in defending the action, and (ii) Releasees will be relieved of their obligations hereunder.

5.Right to Review. FCB delivered this Agreement to Executive via [insert method of delivery] on [date] (the “Notification Date”), and hereby informs Executive that it desires that she have adequate time and opportunity to review and understand the consequences of entering into the Agreement, including the ADEA Release set forth above. Accordingly, FCB advises Executive as follows: (i) Executive should consult with her attorney prior to executing this Agreement; and (ii) in accordance with the terms of the Letter Agreement, Executive has forty-five (45) days from the Termination Date within which to consider this Agreement, including the ADEA Release. In accordance with the terms of the Letter Agreement, in the event that Executive does not return an executed copy of this Agreement by the 45th day after the Termination Date, this Agreement shall become null and void. Executive acknowledges and understands that she is not required to use the entire 45-day review period and may execute and return this Agreement at any time before the 45th day following the Notification Date. The executed Agreement should be returned to: [insert].
6.Revocation. Executive may revoke her acceptance of and agreement to this Agreement during the seven (7) day period immediately following her execution of this Agreement. This Agreement will not become effective or enforceable until the revocation period has expired. To revoke this Agreement, a written notice of revocation must be delivered to: [insert].
7. Agency Charges/Investigations. Nothing in this Agreement prohibits or prevents Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency (e.g. EEOC, NLRB, SEC., etc.) (“Government Agency”), nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Executive’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. Executive further understands that this Agreement does not limit the ability of Executive or FCB, or its affiliates or assignees, to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency in connection with reporting a possible securities law violation, or other violation of law, without notice to FCB. Executive agrees that by signing this Agreement, Executive waives Executive’s right to, and shall not seek or accept, any monetary or other relief of any nature whatsoever in connection with any charges, investigations or proceedings, other than Executive’s right to receive an award for information provided to any Government Agency/SEC staff.
8.Withholding. FCB shall make such deductions and withhold such amounts from the payment made or provided to Executive hereunder, as may be required from time to time by applicable law, governmental regulation or order, as well as any other amounts specifically authorized to be withheld or deducted by Executive in writing.
9.Waiver; Modification. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each Party hereto.
10.Severability. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the Parties under this Agreement.

11.Governing Law/Venue. This Agreement shall be construed, interpreted, and governed in accordance with and by North Carolina law and the applicable provisions of federal law (“Applicable Federal Law”). Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the state of North Carolina, including its statutes of limitations, except for Applicable Federal Law, without giving effect to any North Carolina conflict-of-laws rule that would result in the application of the laws of a different jurisdiction.  The Parties consent to exclusive jurisdiction in North Carolina for the purpose of any litigation relating to this Agreement, and agree that any litigation by or involving them relating to this Agreement shall be conducted in the state courts of North Carolina or the appropriate federal district court located in North Carolina. Executive consents to the exercise of personal jurisdiction in any state or federal court located in North Carolina and waives any objection based upon personal jurisdiction or forum non conveniens with respect to any action commenced in such courts.
12.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Counterparts containing facsimile signatures shall be deemed to contain original signatures.
13. Section 409A of the Internal Revenue Code.
(a)Parties’ Intent. The Parties intend that all payments or benefits hereunder shall either qualify for an exemption from or comply with the applicable rules governing non-qualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with such intention.

(b)Separation from Service. A termination of employment or separation from service shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute nonqualified deferred compensation within the meaning of Section 409A upon or following a termination of employment or separation from service unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.

(c)Separate Payments. Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A.

(d)Delayed Distribution to Key Employees. If FCB determines in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in its sole discretion, that Executive is a Key Employee of the Company on the date her employment terminates and that a delay in benefits provided under this Agreement is necessary to comply with Code Section 409A(A)(2)(B)(i), then any payment provided by this Agreement, and not otherwise exempt from Section 409A, shall be delayed for a period of six (6) months following the date of termination of Executive’s employment (the “409A Delay Period”). In such event, any payment provided under this Agreement that otherwise would be due and payable to Employee during the 409A Delay Period shall be paid to Employee in a lump sum cash amount in the month following the 409A Delay Period. For the purposes of this Agreement, “Key Employee” shall mean an employee who, on an Identification Date (“Identification Date” shall mean each December 31) is a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) thereof. If Executive is identified as a Key Employee on an Identification Date, Executive shall be considered a Key Employee for purposes of the Agreement during the period beginning on the first April 1 following the Identification Date and ending on the following March 31.

14.Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that FCB (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if, in the written opinion of counsel to FCB, such payment or action: (a) would be prohibited by or would violate any provision of state or federal law applicable to FCB, including without limitation the Federal Deposit Insurance Act, as now in effect or hereafter amended, (b) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Government Agency, or (c) otherwise would be prohibited by any Government Agency.

15.Entire Agreement. Except as otherwise provided in this Agreement and the surviving terms of the Letter Agreement including the terms of that certain Non-Competition, Non-Solicitation, and Confidentiality Agreement attached as Exhibit A to the Letter Agreement, this Agreement: (i) supersedes and cancels all other understandings and agreements, oral or written, with respect to Executive’s employment with FCB, (ii) supersedes all other understandings and agreements, oral or written, between the Parties with respect to the subject matter of this Agreement; and (iii) constitutes the sole agreement between the Parties with respect to this subject matter. Each Party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any Party or by anyone acting on behalf of any Party, which are not embodied in this Agreement; and (ii) no agreement, statement or promise not contained in this Agreement shall be valid. No change or modification of this Agreement shall be valid or binding upon the Parties unless such change or modification is in writing and is signed by the Parties.

[Signatures on the following page]
IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of FCB by a duly authorized officer, as of the day and year written below.

EXECUTIVE REPRESENTS THAT SHE HAS CAREFULLY READ THIS ENTIRE AGREEMENT, UNDERSTANDS ITS CONSEQUENCES, AND VOLUNTARILY ENTERS INTO IT.

EXECUTIVE:

Ellen R. Alemany

Date:________________________________

     FIRST-CITIZENS BANK & TRUST COMPANY

                    By:

                    Its: _____________________________

Date:___________________________